As Filed With the Securities and Exchange Commission
on November 5, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORWARD AIR CORPORATION
(Exact name of Registrant as Specified in its Charter)

TENNESSEE (State or Other Jurisdiction of Incorporation or Organization)	62-1120025 (I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee (Address of Principal Executive Offices)	37745 (Zip Code)

2000 Non-Employee Director Stock Option Award
(Full Title of the Plan)

Matthew J. Jewell
Senior Vice President, General Counsel and Secretary
430 Airport Road
Greeneville, Tennessee 37745
(Name and Address of Agent for Service)

(423) 636-7000
(Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 par value per share	7,500	$40.84	$306,300	$38.81

(1)	This registration statement also covers an indeterminate amount of shares which may be issued to prevent dilution as a result of future stock splits, stock dividends or other similar transactions.

(2)	The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share of the Common Stock as reported on The Nasdaq National Market on November 1, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.  Incorporation of Documents by Reference

          The following documents previously filed by Forward Air Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003;

(b)(1)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

(2)	The Registrant’s Current Reports on Form 8-K dated February 9, 2004, April 12, 2004, April 27, 2004, July 27, 2004 and October 26, 2004; and

(c)	The description of the Registrant’s Common Stock, $.01 par value per share (the “Common Stock”), contained in the Registrant’s Registration Statements on Form 8-A/A and Form 8-A dated October 5, 1993 and May 27, 1999, respectively, filed pursuant to Section 12(g) of the Exchange Act, as amended, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

        All documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

        The validity of the shares of the Common Stock being offered hereby was passed on for the Registrant by Matthew J. Jewell, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Jewell does not have an interest in the shares being registered in this Registration Statement.

Item 6.  Indemnification of Directors and Officers

        The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, whether or not while acting in an official capacity, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, unless limited by its charter, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

          The Registrant’s Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the full extent permitted by applicable law. The Registrant’s Bylaws further provide that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the state of Tennessee, both as now in effect and as hereafter adopted. Under the Registrant’s Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

          The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

          The Registrant has in effect a directors’ and officers’ liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions and the limitations of liability of the insurance policy, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See Exhibit Index (Page II-6).

Item 9.  Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on the 5th day of November, 2004.

FORWARD AIR CORPORATION By: /s/ Bruce A. Campbell —————————————— Bruce A. Campbell President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Bruce A. Campbell and Andrew C. Clarke his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Scott M. Niswonger —————————————— Scott M. Niswonger	Chairman	November 5, 2004

/s/ Bruce A. Campbell —————————————— Bruce A. Campbell	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2004

/s/ Andrew C. Clarke —————————————— Andrew C. Clarke	Chief Financial Officer, Senior Vice President, Treasurer and Director (Principal Financial Officer)	November 5, 2004

/s/ Rodney L. Bell —————————————— Rodney L. Bell	Vice President and Controller (Principal Accounting Officer)	November 5, 2004

/s/ Robert K. Gray —————————————— Robert K. Gray	Director	November 5, 2004

/s/ Richard W. Hanselman —————————————— Richard W. Hanselman	Director	November 5, 2004

/s/ C. John Langley, Jr. —————————————— C. John Langley, Jr.	Director	November 5, 2004

/s/ Ray A. Mundy —————————————— Ray A. Mundy	Director	November 5, 2004

/s/ B. Clyde Preslar —————————————— B. Clyde Preslar	Director	November 5, 2004

Exhibit Index

Exhibit No.	Exhibit Description

4.1	Restated Charter of Forward Air Corporation (incorporated by reference to Exhibit 3 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 28, 1999)

4.2	Amended and Restated Bylaws of Forward Air Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the Commission on November 2, 2004)

4.3	Rights Agreement dated May 18, 1999 between Forward Air Corporation and SunTrust Bank, Atlanta, N.A., as Rights Agent, containing a description of the Rights to purchase Series A Junior Preferred Stock (incorporated by reference to Exhibit 4 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 28, 1999)

4.4	Non-Qualified Stock Option Agreement dated August 21, 2000 between Forward Air Corporation and Ray A. Mundy (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended
September 30, 2000, filed with the Commission on November 6, 2000)

5	Opinion of Matthew J. Jewell, Senior Vice President, General Counsel and Secretary

23.1	Consent of Matthew J. Jewell, Senior Vice President, General Counsel and Secretary (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on page II-4)